EXHIBIT 4(G)




      THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of the 1st day of June, 1998, between GENERAL MOTORS ACCEPTANCE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), a party of the first part, and U.S. BANK TRUST NATIONAL ASSOCIATION, a corporation duly organized and existing under the laws of the United States of America (hereinafter called the "Trustee"), as Trustee, which term shall include any successor trustee appointed pursuant to Article Six under the Indenture of the Company dated as of October 15, 1985, and all indentures supplemental thereto including this Seventh Supplemental Indenture (such Indenture and supplemental indentures hereinafter called the "Indenture").

                                   WITNESSETH:


      WHEREAS, the Indenture provides for the issuance from time to time of the Company's Variable Denomination Adjustable Rate Demand Notes (hereinafter called the "Demand Notes") in an aggregate principal amount of Five Billion Dollars ($5,000,000,000). Terms used in this Seventh Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture; and

      WHEREAS, this Seventh Supplemental Indenture amends the Indenture, pursuant to Section 9.01(c) thereof, in order to provide: (a) for the issuance, from time to time, under the Indenture of Demand Notes in an additional aggregate principal amount of Three Billion Dollars ($3,000,000,000), (b) a new definition of "business day," and (c) that the Company be able to redeem Demand Notes as to which it believes that the redemption provisions of the Program are being used by an investor in a manner or with an effect that is not in the best interests of the Company;

      NOW, THEREFORE, for and in consideration of the premises and the purchase of the Demand Notes by the holders thereof, the Company covenants and agrees for the equal and proportionate benefit of the respective holders from time to time hereafter of the Demand Notes, as follows:

                                   ARTICLE ONE

      The Company and the Trustee agree that all references in the Indenture limiting the aggregate principal amount of Demand Notes issuable thereunder to the amount of Five Billion Dollars ($5,000,000,000) are hereby amended to read Eight Billion Dollars ($8,000,000,000).

                                   ARTICLE TWO

      Article One of the Indenture is amended by deleting therefrom the definition of "business day" and substituting the following new definition of "business day" which shall read in its entirety as follows:

      "BUSINESS DAY"

      The term "business day" shall mean only a day on which both the Processing Agent and the Federal Reserve Board of Chicago are fully open for business.

                                  ARTICLE THREE

      Article 13 of the Indenture is amended by adding new Section 13.08 to read in its entirety as follows:

      Notwithstanding Section 13.02, the Company reserves the right to redeem immediately any Demand Note as to which it believes in its sole judgment and discretion that the redemption provisions of the Program have been used by an investor in a manner or with an effect that is not in the best interests of the Company, i.e., the writing of checks by an investor where the amounts of the checks are greater than the principal amount of such investor's Demand Note. The Company shall notify an investor of its intention to redeem such Demand Note on the third business day following the date of such notice and shall redeem the Demand Note in full on such redemption date. A check shall be sent to the investor in an amount equal to the principal amount of such redeemed Demand Note, including accrued and unpaid interest to the date of redemption. In the event that a Demand Note with a principal amount below $0 is redeemed, the investor shall be liable to the Company for the amount required to restore the principal amount to $0 as of the date the Demand Note was redeemed.

      IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all of the day and year first above written.

[Seal]                              GENERAL MOTORS ACCEPTANCE
                                    CORPORATION
Attest:
------------------------------      ------------------------------
Secretary                           By:
                                    Title:

                                    U.S. BANK TRUST NATIONAL
                                    ASSOCIATION, as Trustee

Attest:
------------------------------      ------------------------------
         Secretary                  By:
                                    Title:


STATE OF MICHIGAN  )
                   ) ss.
COUNTY OF WAYNE    )

      On the day of June, 1998, before me personally came Paul D. Bull, to me known, who, being by me duly sworn, did depose and say that he resides at Beverly Hills, Michigan, that he is a Vice President of GENERAL MOTORS ACCEPTANCE CORPORATION, one of the parties described in and which executed the above instrument; that he knows the corporate seal of said Company; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said Company; and that he signed his name thereto by like authority.

[Notarial Seal]                                 ______________________________
                                                     Notary Public



STATE OF MICHIGAN  )
                   ) ss.
COUNTY OF WAYNE    )

I, , a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that James D. Khami, personally known to me to be the Vice President of U.S. BANK TRUST NATIONAL ASSOCIATION, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Vice President, he signed and delivered the said instrument, pursuant to authority given by the Board of Directors of said association as his free and voluntary act, and as the free and voluntary act and deed of said association for the uses and purposes set forth.

[Notarial Seal]                                 ______________________________
                                                     Notary Public